EXECUTION COPY








 ----------------------------------------------------------------------------

                        12 % SERIES C SENIOR REDEEMABLE PREFERRED STOCK
                                    PURCHASE AGREEMENT

                                  DATED AS OF JULY 27, 1998

                                      BY AND BETWEEN

                                     IT PARTNERS, INC.,

                                      as the Company

                                            AND

                               FBR BUSINESS DEVELOPMENT CAPITAL

                                      as the Purchaser



 ----------------------------------------------------------------------------

                             TABLE OF CONTENTS

                                                                         Page
     SECTION 1     Definitions                                             1
                   1.1.     Defined Terms                                  1
                   1.2.                                                    3

     SECTION 2     Authorization and Sale of the Company's Stock           4
                   2.1.     Authorization of Series C Preferred and
                            Common Stock                                   4
                   2.2.     Sale and Purchase of Series C Preferred        4
                   2.3.     Use of Proceeds                                4

     SECTION 3     Closing Date; Delivery                                  4
                   3.1.     Closing Date                                   4
                   3.2.     Delivery                                       4

     SECTION 4     Representations and Warranties of the Company           5
                   4.1.     Organization, Good Standing and Qualification  5
                   4.2.     Capitalization                                 5
                   4.3.     Subsidiaries                                   6
                   4.4.     Partnerships, Joint Ventures                   7
                   4.5.     Authorization                                  7
                   4.6.     Governmental Consents                          7
                   4.7.     Conformity with Law; Absence of Litigation     7
                   4.8.     Insurance                                      8
                   4.9.     Adequacy of Intangible Assets                  8
                   4.10.    Compliance with Other Instruments and Legal
                            Requirements                                   8
                   4.11.    Material Agreements; Action                    9
                   4.12.    Registration Rights                            9
                   4.13.    Corporate Documents                            9
                   4.14.    Real Property                                  9
                   4.15.    Tangible Personal Property                     10
                   4.16.    Environmental Matters                          11
                   4.17.    Company SEC Reports and Financial Statements   12
                   4.18.    Changes                                        13
                   4.19.    Employee Benefit Plans                         13
                   4.20.    Taxes                                          14
                   4.21.    Labor and Employment Matters                   14
                   4.22.    No Pending Transactions                        15
                   4.23.    Disclosure                                     15
                   4.24.    Brokers' Fees                                  15
                   4.25.    Not an Investment Company                      15
                   4.26.    Real Property Holding Company                  15

     SECTION 5     Representations and Warranties of the Purchaser         16
                    5.1.     Accredited Investor; Experience; Risk         16
                    5.2.     Authorization                                 16
                    5.3.     Governmental Consents                         17
                    5.4.     Organization, Good Standing and Qualification 17

     SECTION 6     Conditions to Closing of Purchaser                      17
                    6.1.     Representations and Warranties Correct        17

                    6.2.     Covenants                                     17
                    6.4.     No Material Adverse Change                    18
                    6.5.     Series C Certificate of Designation           18
                    6.6.     State or Federal Securities Laws              18
                    6.7.     Issuance of Shares                            18
                    6.8.     Officer's Certificate                         18
                    6.10.    Required Consents                             18
                    6.11.    Corporate Documents                           18
                    6.12.    Origination Fee                               19

     SECTION 7     Conditions to Closing of the Company                    19
                     7.1.     Representations                              19
                     7.2.     Purchase Price                               19
                     7.3.     Certificate                                  19
                     7.4.     State or Federal Securities Laws             19

     SECTION 8     Covenants of the Company                                20
                     8.1.     Information                                  20
                     8.2.     Regulatory Matters                           21
                     8.3.     Access                                       21
                     8.4.     Confidentiality                              21
                     8.5      Publicity                                    22
                     8.6      IRC Section 1202                             22
                     8.7      Reservation of Common Stock                  22
                     8.8      Registration Rights                          22
                     8.9      Loan Agreement Provisions                    22

     SECTION 9     Miscellaneous                                           23
                     9.1      Amendment; Waiver                            23
                     9.2      Notices                                      23
                     9.3      Severability                                 24
                     9.4      Successors and Assigns                       24
                     9.5      Survival of Representations, Warranties
                              and Covenants                                24
                     9.6      Entire Agreement                             24
                     9.7      Choice of Law                                25
                     9.8      Counterparts                                 25
                     9.9      Costs and Expenses                           25
                     9.10     No Third-Party Beneficiaries                 25
                     9.11     Indemnification                              25
                     9.12.    Survival                                     25
                     9.13     Indemnification Procedure                    26
                     9.14     Maximum Liability                            26

     SERIES C SENIOR REDEEMABLE PREFERRED STOCK
     PURCHASE AGREEMENT SIGNATURE PAGE                                     27

                 12 % SERIES C SENIOR REDEEMABLE PREFERRED STOCK
                              PURCHASE AGREEMENT


     This 12 % SERIES C SENIOR REDEEMABLE PREFERRED STOCK PURCHASE AGREEMENT, dated as of July 27, 1998 (this "Agreement"), is entered into by and among IT Partners, Inc., a Delaware corporation (the "Company") and FBR Business Development Capital, a Delaware business trust (the "Purchaser").

                       W I T N E S S E T H

     WHEREAS, the Company desires to issue and sell, and the Purchaser desires to purchase from the Company, shares of the Company's 12% Series C Senior Redeemable Preferred Stock, par value $.01 per share, as adjusted (the "Series C Preferred"), in the amounts and on the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:


                                  SECTION 1

                                 Definitions

      1.1    Defined Terms.  The following terms are defined as follows:

     "Affiliate" means, with respect to any Person, (i) any Person that holds direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least 5% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 5% of the outstanding equity securities or equity interests in a Person, (ii) any brother, sister, parent, child or spouse of such Person or any Person described in clause (i), and
(iii) any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such entity.

     "Applicable Laws" shall have the meaning set forth in the Loan Agreement as in effect on the date hereof.

     "Code" means the Internal Revenue Code of 1986 (or any successor thereto), as amended from time to time.

     "Common Stock" means the common stock, par value $.01 per share, of the Company.

     "Environmental Law" shall have the meaning set forth in the Loan Agreement as in effect on the date hereof.

     "ERISA" shall have the meaning set forth in the Loan Agreement as in effect on the date hereof.

     "ERISA Affiliate" shall have the meaning set forth in the Loan Agreement as in effect on the date hereof.

     "Event of Default" shall have the meaning set forth in the Loan Agreement as in effect on the date hereof.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "GAAP" means generally accepted accounting principles.

     "Hazardous Substances" shall have the meaning set forth in the Loan Agreement as in effect on the date hereof.

     "Knowledge" or derivations thereof shall mean the knowledge of the executive officers of the Company and of the Presidents of each Subsidiary, and, with respect to Sections 4.19 and 4.21, each person who conducts human resource and employee benefits management functions for the Company or any Subsidiary, whether or not an officer of the Company or such Subsidiary.

     "Lien" means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

     "Loan Agreement" means the Amended and Restated Loan and Security Agreement dated as of March 31, 1998, by and among the Company, the Lenders named therein, Creditanstalt Corporate Finance, Inc. (as the LC Issuer), Credit Agricole Indosuez (as Co-Agent) and Creditanstalt Corporate Finance, Inc. (as the Collateral Agent and Administrative Agent), as amended from time to time.

     "Multiemployer Plan" shall have the meaning set forth in the Loan Agreement as in effect on the date hereof.

     "Obligations" shall have the meaning set forth in the Loan Agreement as in effect on the date hereof.

     "Origination Fee" means an amount equal to one and one-half percent (1 1/2%) of the Purchase Price, or $105,000.

     "Permits" means any approvals, authorizations, consents, licenses, permits or certificates.

     "Person" means an individual, partnership, limited liability company, corporation, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

     "Plan" shall have the meaning set forth in the Loan Agreement as in effect on the date hereof.

     "Preferred Stock" means the Series A Preferred Stock of the Company, par value $.01 per share, the Series B Preferred Stock of the Company, par value $.01 per share, and the Series C Preferred.

     "Qualified Initial Public Offering" means the first offer and sale to the public by the Company of shares of any class of the Company's capital stock, pursuant to a registration statement that has been declared effective by the Securities and Exchange Commission; provided, however, that the proceeds (net of underwriting discounts and commissions) of the shares issued and sold by the Company are at least $40,000,000 in the aggregate.

     "Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal or leaching into the indoor or outdoor environment, or into or out of any property;

     "SEC" means the United States Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Subsidiaries" means each corporation or other entity in which the Company owns or controls, directly or indirectly, capital stock or other equity interests representing at least 50% of the outstanding voting stock or other equity interests of such corporation or entity.

     "Trademark License" shall mean any written agreement granting any right to use any Trademark or trademark registration.

     "Trademarks" shall mean all trademarks (including service marks and trade names, whether registered or at common law), registrations and applications therefor, and all renewals thereof.

     "Transaction Documents" shall mean this Agreement and each agreement, document, certificate or instrument adopted, entered into or delivered as contemplated herein, including without limitation the Series C Certificate of Designation.

         Any additional capitalized terms shall have the meanings assigned to them in the text of this Agreement. Terms defined in the singular shall have a comparable meaning when used in the plural and vice versa.



                          SECTION 2


              Authorization and Sale of the Company's Stock

         2.1 Authorization of Series C Preferred and Common Stock. At Closing, the Company will have authorized the issuance and sale to the Purchaser of 700 shares of Series C Preferred, having the stated value, rights, preferences, privileges and restrictions set forth in the Certificate of Designation attached to this Agreement as Exhibit A (the "Series C Certificate of Designation").

            2.2 Sale and Purchase of Series C Preferred. In reliance on the representations and warranties of the Company contained herein and subject to the terms and conditions hereof, at Closing, the Purchaser agrees to purchase from the Company, and the Company agrees to sell to the Purchaser 700 shares of Series C Preferred for an aggregate purchase price of SEVEN MILLION DOLLARS ($7,000,000) (the "Purchase Price").

             2.3 Use of Proceeds. The Company agrees to use the full proceeds from the sale of the Series C Preferred (i) to continue the Company's acquisition program, (ii) to expand the Company's credit facilities, and (iii) for general corporate purposes.


                              SECTION 3

                       Closing Date; Delivery

              3.1 Closing Date. The closing of the purchase and sale of the Series C Preferred (the "Closing") shall be held at the offices of Wilmer, Cutler & Pickering, 2445 M Street N.W., Washington, D.C. on July 27, 1998, or on such other date or at such other place as the Purchaser and the Company shall mutually agree (the date of the Closing being referred to herein as the "Closing Date").

              3.2 Delivery. At the Closing, the Company shall deliver to the Purchaser (i) certificates evidencing the shares of Series C Preferred being purchased by it registered in the Purchaser's name, and (ii) the Origination Fee (payable by wire transfer of immediately available funds), against delivery to the Company of the Purchase Price (payable by wire transfer of immediately available funds). The parties shall also deliver the other documents and instruments required under this Agreement to be delivered at or prior to Closing.


                              SECTION 4

                 Representations and Warranties of the Company

     The Company hereby represents and warrants to the Purchaser as follows:

               4.1         Organization, Good Standing and Qualification.
Each of the Company and its Subsidiaries (i) is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to carry on its business, (iii) is duly qualified to transact business and is in good standing in all jurisdictions where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to do so would not be material to the Company. Each of the Company and its Subsidiaries has the corporate power and authority and is in possession of all material franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders to own, lease and operate its properties and to carry on its business as now being conducted.

      4.2     Capitalization.

      (a) The authorized capital stock of the Company consists of 26,000,000 shares, of which 20,000,000 shares are common stock, par value $.01 per share ("Common Stock"). As of the date hereof, there are 8,279,658 shares of Common Stock issued and outstanding. No shares of Common Stock are held in treasury. There are 6,000,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"), of which (i) 600,000 shares have been designated as Series A Preferred Stock, (ii) 5,000,000 shares have been designated as Series B Preferred Stock and (iii) 1,000 shares have been designated as Series C Preferred. As of the date hereof, there are 347,230 shares of Series A Preferred Stock issued and outstanding and 1,387,448 shares of Series B Preferred Stock issued and outstanding. No shares of Series C Preferred are currently issued and outstanding. Except as set forth above, there are no shares of capital stock of the Company authorized or, as of the date hereof, issued or outstanding. The issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable.

         (b) Except as listed on Schedule 4.2, there are outstanding (a) no shares of capital stock or other voting stock of the Company, (b) no securities of the Company, any Subsidiary or any Person convertible into or exchangeable for shares of capital stock or voting securities of the Company,
(c) no options, warrants or other rights to acquire from the Company or any Subsidiary (including any rights issuable or issued under any shareholder rights plan or similar arrangement), and no obligations, contingent or otherwise, of the Company or any Subsidiary to issue any capital stock, voting securities or securities convertible into or exchangeable for, capital stock or voting securities of the Company or any Subsidiary, (d) no equity equivalent in the earnings or ownership of the Company, any Subsidiary or any Person or any similar rights to share earnings or ownership and (e) no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any of its securities or to make any investment (by loan, capital
contribution or otherwise) in any entity or Person.   Except as set forth on
Schedule 4.2, the Company has no employee stock purchase plans, stock option plans or other form of company benefit plan which provides for the issuance, exchange or distribution of capital stock. All outstanding options, rights and warrants have been duly and validly issued and are in full force and effect. All shares of capital stock subject to issuance upon exercise of any options, rights or warrants or otherwise, upon issuance pursuant to the instruments under which they are issuable, shall be duly authorized, validly issued, fully paid for and non-assessable and, except as set forth on Schedule 4.2, free of all preemptive rights. No outstanding options, warrants or other securities exercisable for or convertible into shares of capital stock of the Company require anti-dilution adjustments by reason of the consummation of the transactions contemplated hereby.

            (c) The Company has reserved for issuance 9,075,004 shares of Common Stock upon exercise or conversion of currently outstanding shares of Preferred Stock and rights, options, warrants and other convertible securities. The shares of Series C Preferred to be issued pursuant to this Agreement, upon delivery to the Purchaser of certificates therefor against payment in accordance with the terms of this Agreement, and the shares of Common Stock issuable upon redemption of the Series C Preferred, upon delivery to the Purchaser of certificates therefor in accordance with the provisions of the Series C Certificate of Designation, (i) will be validly issued, fully paid and non-assessable, (ii) will be free and clear of all Liens other than restrictions on transfers imposed by federal or state securities laws and by this Agreement and the other Transaction Documents, and (iii) assuming that the representations of the Purchaser in Section 5 hereof are true and correct, will be issued in compliance with all applicable federal and state securities laws. The Company has reserved for issuance 678,572 shares of Common Stock upon redemption of the Series C Preferred.

            4.3 Subsidiaries. Schedule 4.3 sets forth a complete and accurate list of all Subsidiaries of the Company, showing (as to each such Subsidiary) the date of its incorporation, the jurisdiction of its incorporation, the number of shares of its authorized capital stock, the number and class of shares thereof duly issued and outstanding, the names of all stockholders of such Subsidiaries and the number and percentage of the outstanding shares of each such class owned, directly or indirectly, by all such stockholders, including the Company. Except as set forth on Schedule 4.3, at Closing, all of the outstanding capital stock of, or other ownership interests in, each Subsidiary, is owned by the Company, directly or indirectly, free and clear of any Lien or any other limitation or limitation or restriction (including restrictions on the right to vote). All outstanding shares of the capital stock of the Company and any Subsidiary have been duly authorized and validly issued and are fully paid and non-assessable and are free of any preemptive rights. There are no outstanding securities of any Subsidiary convertible into or evidencing the right to purchase or subscribe for any shares of capital stock of any Subsidiary, there are no outstanding or authorized options, warrants, calls, subscriptions, rights, commitments or any other agreements of any character obligating any Subsidiary to issue any shares of its capital stock or any securities convertible into or evidencing the right to purchase or subscribe for any shares of such stock, and, except as set forth on Schedule 4.3, there are no agreements or understandings with respect to the voting, sale, transfer or registration of any shares of capital stock of any Subsidiary.

          4.4     Partnerships, Joint Ventures.   Schedule 4.4 sets forth a
complete and accurate list of all partnerships, limited partnerships, limited liability companies or joint venture of any kind in which the Company or any Subsidiary holds any interests, showing the date of its incorporation, the jurisdiction of its incorporation, the number of shares of its authorized capital stock, the number and class of shares thereof duly issued and outstanding, the names of all stockholders (or other equity interest holders) of such entity and the number and percentage of the outstanding shares of each such class owned, directly or indirectly, by all such stockholders, including the Company or any Subsidiary. Except as set forth on Schedule 4.4, at

Closing, such capital stock of, or other ownership interests in, each entity as set forth in Schedule 4.4 is owned by the Company, directly or indirectly, free and clear of any Lien or any other limitation or restriction (including restrictions on the right to vote). All outstanding shares of the capital stock held by the Company and any Subsidiary have been duly authorized and validly issued and are fully paid and non-assessable and are free of any preemptive rights. Except as set forth on Schedule 4.4, the Company is not a party to, and does not hold, any equity interests in any partnership, limited partnership, limited liability company or other joint venture of any kind.

           4.5 Authorization. The Company has all requisite corporate power and authority to execute and deliver the Transaction Documents and to perform its obligations hereunder and thereunder. The execution, delivery and performance of the Transaction Documents and the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate, including shareholder (if required), action on the part of the Company. Each Transaction Document to which the Company is a party has been duly and validly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

           4.6 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state, or local governmental authority on the part of the Company is required in connection with the valid execution and delivery by the Company of the Transaction Documents to which it is a party, or the consummation by the Company of the transactions contemplated by the Transaction Documents to which it is a party, except for filings pursuant to federal or state securities laws and the filing of the Certificate of Designation with the Secretary of State of Delaware.

           4.7 Conformity with Law; Absence of Litigation. None of the Company or any of its Subsidiaries has violated any law or regulation or any order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over it which would have a material adverse effect on the Company and the Subsidiaries taken as a whole. Except as set forth on Schedule 4.7, there are no claims, actions, suits, proceedings or investigations pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any properties or rights of the Company or any of its Subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, which would reasonably be expected to have a material adverse effect on the Company and the Subsidiaries taken as a whole.

              4.8   Insurance.   Schedule 4.8 sets forth a complete and
accurate list of all policies of insurance of any kind or nature covering the Company, its Subsidiaries and any of their respective employees, properties or assets, including, without limitation, policies of life, disability, fire, theft, workers compensation, employee fidelity and other casualty and liability insurance. All such policies are in full force and effect. None of the Company or any of its Subsidiaries is in material default of any policies of insurance.

              4.9 Adequacy of Intangible Assets. The Company and each of its Subsidiaries possess all intellectual property licenses, patents, patent applications, copyrights, Trademarks, Trademark Licenses, trademark applications, and trade names, and all governmental registrations and licenses (collectively, "Intellectual Property") reasonably necessary to conduct the businesses of the Company and each of the Subsidiaries, and all such intellectual property licenses, patents, patent applications, copyrights, Trademarks, Trademark Licenses, trademark applications, trade names, licenses and registrations which have been registered with any governmental authority are listed on Schedule 4.9. Since May 1, 1997, neither the Company nor any of the Subsidiaries has received any written communications alleging that the Company or any of its Subsidiaries has violated or, by conducting its business as proposed, would violate any of the Intellectual Property of any other Person, nor does the Company have Knowledge of any such violations.

              4.10   Compliance with Other Instruments and Legal Requirements.

                      (a) None of the Company or any of its Subsidiaries is in violation or default of any provisions of its certificate of incorporation, by-laws, or comparable organizational documents. None of the Company or any of its Subsidiaries is in violation or default in any respect under any provision, instrument, judgment, order, writ, decree, contract or agreement to which it is a party or by which it is bound or of any provision of any federal, state or local statute, rule or regulation applicable to the Company or any of its Subsidiaries (including, without limitation, any law, rule or regulation relating to protection of the environment and the maintenance of safe and sanitary premises). The execution, delivery and performance of each Transaction Document and the consummation of the transactions contemplated hereby and thereby will not result in any such violation or be in conflict with or constitute, with or without the passage of time or giving of notice, either a default under or give rise to any obligations under, the certificate of incorporation or by-laws of the Company or any of the Subsidiaries, or any note, bond, mortgage, indenture, lease, license, permit, contract, agreement or other instrument or obligation, decree or order to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or its properties or assets is or may be bound, or violate any law, order, rule or regulation applicable to the Company or any Subsidiary. Except as set forth on Schedule 4.10 (the "Required Consents"), the execution, delivery and performance of each Transaction Document and the consummation of the transactions contemplated hereby and thereby will not and does not require any consent, waiver or approval by any Person, or constitute an event that will result in the creation of any Lien upon any assets of the Company or any of its Subsidiaries.

           (b) The Company and its Subsidiaries have all Permits of all Persons required to conduct their respective businesses as currently conducted.

           (c) The transactions contemplated by this Agreement and the Transaction Documents will not constitute a change of control under any Employee Benefit Plan, rights plan, contract or agreement to which it is a party, or under any law, rule or regulation to which it is subject.

           4.11    Material Agreements; Action.  Except as set forth on
Schedule 4.11, there are no material contracts, agreements, commitments, understandings or proposed transactions, whether written or oral, to which the Company or any of its Subsidiaries is a party or by which any of them or their respective properties or assets are bound that involve or relate to: (i) any of their respective officers, directors, stockholders (or other equity interest holder) or partners or any Affiliate thereof; (ii) the sale of any of the assets of the Company or any of its Subsidiaries other than in the ordinary course of business; (iii) covenants of the Company or any of its Subsidiaries not to compete in any line of business or with any Person in any geographical area or covenants of any other Person not to compete with the Company or any of its Subsidiaries in any line of business or in any geographical area; (iv) the acquisition by the Company or any of its Subsidiaries of any operating business or the capital stock of any other Person; (v) the borrowing of money; (vi) the expenditure of more than $50,000 in the aggregate or the performance by the Company or any Subsidiary extending for a period more than one year from the date hereof, other than in the ordinary course of business, or (vii) the license of any Intellectual Property or other material proprietary right to or from the Company or any of its Subsidiaries. There have been made available to the Purchaser and its representatives true and complete copies of all such agreements. All such agreements are in full force and effect and are the legal, valid and binding obligation of the Company or its Subsidiaries. None of the Company or any of its Subsidiaries is in default under any such agreements nor, to the Knowledge of the Company, is any other party to any such agreements in default thereunder in any respect.

            4.12 Registration Rights. Except as set forth on Schedule 4.12, the Company has not granted or agreed to grant any registration rights, including without limitation piggyback registration rights, to any Person.

            4.13 Corporate Documents. True and correct copies of the certificate of incorporation and the by-laws of the Company and each of the Subsidiaries, as amended and as are currently in effect, have been delivered to the Purchaser.

             4.14    Real Property.

                     (a) Schedule 4.14(a) sets forth a complete list of all real property and interests in real property owned (the "Owned Properties") or leased (as lessee or lessor) (the "Leased Properties") by the Company or any of its Subsidiaries (the Leased Properties together with the Owned Properties, being referred to herein individually as a "Company Property" and collectively as the "Company Properties"). The Company Property constitutes all interests in real property currently used or currently held for use in connection with the businesses of the Company and its Subsidiaries and which are necessary for the continued operation of the businesses of the Company and its Subsidiaries as such businesses are currently conducted. The Company and its Subsidiaries have a valid and enforceable leasehold interest under each of the leases for Leased Property (the "Real Property Leases"), and none of the Company or any of its Subsidiaries has received any written notice of any default or event which, with notice or lapse of time, or both, would constitute a default by the Company or any of its Subsidiaries under any of the Real Property Leases. The Company has delivered or otherwise made available to the Purchaser true, correct and complete copies of the Real Property Leases, together with all amendments, modifications or supplements, if any, thereto.

            (b) The Company and its Subsidiaries have all certificates of occupancy and Permits of any Person necessary or useful for the current use and operation of each Company Property, and the Company and its Subsidiaries have fully complied with all conditions of the Permits applicable to them. No default or violation, or event which, with the lapse of time or giving of notice or both would become a default or violation, has occurred in the due observance of any such Permit, which could reasonably be expected to have a material adverse effect on the Company and the Subsidiaries taken as a whole.

             (c) There does not exist any actual or threatened or contemplated condemnation or eminent domain proceedings that affect any Company Property or any part thereof, and none of the Company or any of its Subsidiaries has received any notice, oral or written, of the intention of any governmental body or other Person to take or use all or any part thereof.

             (d) None of the Company or any of its Subsidiaries has received any written notice from any insurance company that has issued a policy with respect to any Company Property requiring performance of any structural or other repairs or alterations to such Company Property.

              (e) None of the Company or any of its Subsidiaries owns or holds, or is obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein.

               4.15    Tangible Personal Property.

               (a) Schedule 4.15(a) sets forth all leases of personal property ("Personal Property Leases") involving annual payments in excess of $15,000 relating to personal property used in the business of the Company and its Subsidiaries or to which the Company or any of its Subsidiaries is a party or by which the properties or assets of the Company or any of its Subsidiaries is bound. The Company has delivered or otherwise made available to the Purchaser true, correct and complete copies of the Personal Property Leases, together with all amendments, modifications or supplements, if any, thereto.

            (b) Each of the Company and its Subsidiaries has a valid leasehold interest under each of the Personal Property Leases under which it is a lessee, and there is no default under any Personal Property Lease by the Company or any of its Subsidiaries, or to the Knowledge of the Company, by any other party thereto, and no event has occurred which, with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other party thereto.

             (c) Except as set forth on Schedule 4.15(b), each of the Company and its Subsidiaries has good and marketable title to all of the items of tangible personal property reflected in the Company Financial Statements referred to in Section 4.17 (except as sold or disposed of subsequent to the date thereof in the ordinary course of business consistent with past practice), free and clear of any and all Liens. All such items of tangible personal property that, individually or in the aggregate, are material to the operation of the business of the Company and its Subsidiaries are in good condition and are currently usable in the ordinary course.

              (d) All of the items of tangible personal property used by the Company and its Subsidiaries under the Personal Property Leases are in good condition and are currently usable in the ordinary course.

               Environmental Matters.

     Except as set forth on      Schedule 4.16:

     (a) The Company and each of its Subsidiaries have obtained all permits, licenses and other authorizations, if any, which are required under Environmental Laws for the operation of the Company's or such Subsidiary's business and the Company and each of its Subsidiaries are in compliance with all terms and conditions of required permits, licenses and authorizations, and is also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, notifications, schedules and timetables contained in the Environmental Laws;

     (b) Neither the Company nor any of its Subsidiaries has Knowledge of or has received notice of, the disposal or release or presence of Hazardous Substances on any of its properties, or of any past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent compliance or continued compliance on the part of the Company or any such Subsidiary with Environmental Laws, or may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, demand, suit, Lien, proceeding, hearing, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any Hazardous Substance;

     (c) All assets of the Company and its Subsidiaries are free from Hazardous Substances except for Hazardous Substances used, maintained or handled by the Company or such Subsidiary in the ordinary course of business and the use and disposal of any and all such Hazardous Substances is effected by the Company or such Subsidiary in compliance with all applicable Environmental Laws; and

     (d) There is not pending or threatened against the Company or any of its Subsidiaries and neither the Company nor any of its Subsidiaries Knows of any facts or circumstances that might give rise to, any civil, criminal or administrative action, suit, demand, claim, hearing, notice or demand letter, notice of violation, environmental Lien, investigation, or proceeding relating in any way to Environmental Laws.

       4.17        Company SEC Reports and Financial Statements.

           (a) Neither the Company nor any of the Subsidiaries is required to file any forms, reports or other documents with the SEC.

           (b) The Company has furnished to the Purchaser (a) true, complete and correct copies of the Company's unaudited, consolidated balance sheet (the "Interim Balance Sheet") as of June 30, 1998 (the "Balance Sheet Date"), and statements of income and cash flow for the periods ended June 30, 1998 (collectively, the "Interim Financials") compiled by the Company, and (b) true, complete and correct copies of the Company's audited balance sheet as of December 31, 1997 and consolidated statements of income, cash flow and stockholders' equity for the fiscal year ended December 31, 1997 (collectively, the "Audited Financials") (collectively, the "Interim Financials" and the "Audited Financials" are referred to as the "Company Financial Statements"). The Company Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied throughout the periods involved (except that the Interim Financial Statements do not contain footnotes required by GAAP and are subject to normal year-end adjustments). The Company Financial Statements present fairly the financial condition and results of operations of the Company, as at the dates and for the periods indicated. Since the Balance Sheet Date there have been no material changes in the Company's accounting policies.

          (c) Except to the extent set forth on the Interim Balance Sheet or on Schedule 4.17, the Company has not incurred any liability or obligation of any nature whatsoever (whether due or to become due, accrued, fixed, contingent, liquidated, unliquidated or otherwise) that would be required by GAAP to be accrued on, reflected on, or reserved against it, on a consolidated balance sheet (or in the applicable notes thereto) of the Company prepared in accordance with GAAP consistently applied, other than liabilities or obligations which arose in the ordinary course of business and consistent with past practices since such date and which do not exceed $2.5 million in the aggregate.

            4.18 Changes. Except as set forth on Schedule 4.18, since the Balance Sheet Date, there has not been:

                  (a) any change in the assets, liabilities, financial condition or operating results of the Company or any of its Subsidiaries, except changes in the ordinary course of business;

                   (b) any damage, destruction or loss to any property or assets of the Company or any of the Subsidiaries, whether or not covered by insurance;

                   (c) any waiver by the Company or any of its Subsidiaries of a material right or of a debt owed to it outside of the ordinary course of business;

                   (d) any satisfaction or discharge of any Lien or payment of any obligation by the Company or any of its Subsidiaries;

                   (e) any change or amendment to a contract or arrangement by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound or subject;

                   (f) any events or circumstances that otherwise could reasonably be expected, individually or in the aggregate, to have a material adverse effect on the Company or any of its Subsidiaries; and

                   (g)     none of the Company or any of its Subsidiaries has
(i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock or equity interests, (ii) incurred any indebtedness for money borrowed in excess of $50,000, (iii) made any loans or advances to any Person, other than ordinary advances for travel expenses not exceeding $50,000, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights for consideration in excess of $50,000 in any one transaction or series of related transactions.

          4.19     Employee Benefit Plans.

     Except as set forth on Schedule 4.19:

     (a) Identification of Plans. Neither the Company nor any ERISA Affiliate maintains or contributes to, or has maintained or contributed to, any Plan or Multiemployer Plan that is subject to regulation by Title IV of ERISA;

     (b) Compliance. Each Plan has at all times been maintained, by its terms and in operation, in accordance with all Applicable Laws.

     (c) Liabilities. Neither the Company nor any ERISA Affiliate is currently or, to the best knowledge of the Company or any ERISA Affiliate, will become subject to any liability (including withdrawal liability), tax or penalty whatsoever to any person whomsoever with respect to any Plan, including, but not limited to, any tax, penalty or liability arising under Title I or title IV of ERISA or Chapter 43 of the Code, except such liabilities which will not have a material adverse effect on the Company and the Subsidiaries taken as a whole.

     (d) Funding. The Company and each ERISA Affiliate has made full and timely payment of (i) all amounts required to be contributed under the terms of each Plan and Applicable Law and (ii) all material amounts required to be paid as expenses of each Plan. No Plan has any "amount of unfunded benefit liabilities" (as defined in Section 4001(a)(18) of ERISA); and

     (e) Insolvency; Reorganization. No Plan is insolvent (within the meaning of Section 4245 of ERISA) or in reorganization (within the meaning of Section 4241 of ERISA).

       4.20 Taxes. All federal, state and local and foreign tax returns, reports and statements required to be filed by the Company or any of its Subsidiaries have been filed or have been caused to be filed with the appropriate governmental agencies in all jurisdictions in which such returns, reports and statements are required to be filed and all such returns, reports and statements are true, complete and correct in all respects. All taxes, charges and other impositions due and payable by the Company or any of its Subsidiaries have been paid in full on a timely basis except where contested in good faith and by appropriate proceedings if adequate reserves therefor have been established on the books and records of the Company or Subsidiary in accordance with GAAP. The provision for taxes of each of the Company and its Subsidiaries is sufficient for all unpaid taxes, charges and other impositions of any nature due or accrued as of the date thereof, whether or not assessed or disputed. Proper and accurate amounts have been withheld by the Company and its Subsidiaries from their respective employees for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable federal, state, local and foreign law and such withholdings have been timely paid to the respective governmental agencies. The Company has not received notice of any audit or of any proposed deficiencies from any governmental authority, and no controversy with respect to taxes of any type is pending or to its Knowledge threatened. Except for routine filing extensions granted as a matter of right under applicable law, none of the Company or any of its Subsidiaries has executed or filed with the IRS or any other governmental authority any agreement or other document extending, or having the effect of extending, the period of assessment or collection of any taxes, charges or other impositions. Except as set forth on
Schedule 4.20, none of the Company or any of its Subsidiaries has agreed or is required to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise. Further, none of the Company or any of its Subsidiaries has any obligation under any tax-sharing agreement.

           4.21 Labor and Employment Matters. With respect to employees of and service providers to the Company and the Subsidiaries: (a) the Company and the Subsidiaries are and have been in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including without limitation any such laws respecting employment discrimination, workers' compensation, family and medical leave, the Immigration Reform and Control Act, and occupational safety and health requirements, and have not and are not engaged in any unfair labor practice; (b) there is not now, nor within the past three years has there been, any unfair labor practice complaint against the Company or any Subsidiary pending or, to the Company's or any Subsidiary's Knowledge, threatened before the National Labor Relations Board or any other comparable authority; (c) there is not now, nor within the past three years has there been, any labor strike, slowdown or stoppage actually pending or, to the Company's or any Subsidiary's Knowledge, threatened against or directly affecting the Company or any Subsidiary; (d) to the Company's or any Subsidiary's Knowledge, no labor representation organization effort exists nor has there been any such activity within the past three years; (e) no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending and, to the Company's or any Subsidiary's Knowledge, no claims therefor exist or have been threatened; (f) the employees of the Company and the Subsidiaries are not and have never been represented by any labor union, and no collective bargaining agreement is binding and in force against the Company or any Subsidiary or currently being negotiated by the Company or any Subsidiary; and (g) all Persons classified by the Company or its Subsidiaries as independent contractors do satisfy and have satisfied the requirements of law to be so classified, and the Company and its Subsidiaries have fully and accurately reported their compensation on IRS Forms 1099 when required to do so.

         4.22    No Pending Transactions.  Except as set forth on Schedule
4.22 and except for the transactions contemplated by this Agreement, neither the Company nor any Subsidiary is a party to or bound by or the subject of any agreement, undertaking or commitment with any Person that could result in (i) the sale, merger, consolidation or recapitalization of the Company or any Subsidiary, (ii) the sale of all or substantially all of the assets of the Company or any Subsidiary, or (iii) a change of control of more than five percent (5%) of the outstanding capital stock of the Company or any Subsidiary.

         4.23 Disclosure. No representation or warranty by the Company contained in any of the Transaction Documents, in the schedules attached hereto or in any certificate furnished or to be furnished by the Company to the Purchaser in connection herewith or pursuant hereto contains or will contain any untrue statement or a material fact or omits or will omit to state any material fact necessary in order to make any statement contained herein or therein not misleading.

         4.24 Brokers' Fees. Except as set forth on Schedule 4.24, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finder's fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by the Company.

         4.25 Not an Investment Company. The Company is not an Investment Company within the meaning of the Investment Company Act of 1940, as amended.

         4.26 Real Property Holding Company. The Company is not a United States Real Property Holding Corporation within the meaning of Section 897(c)(2) of the Code.

         4.26 Total Shares Outstanding. Schedule 4.27 sets forth the capitalization of the Company as of the date hereof (including without limitation all options, warrants and other instruments convertible into or exchangeable for equity securities of the Company).

                                   SECTION 5

                   Representations and Warranties of the Purchaser

     The Purchaser hereby represents and warrants to the Company, as follows:

5.1    Accredited Investor; Experience; Risk.

       (a) The Purchaser is an accredited investor and has been advised and understands that the Series C Preferred and the Common Stock issuable upon redemption of the Series C Preferred have not been registered under the Securities Act, on the basis that no public offering of the Series C Preferred or the Common Stock issuable upon redemption of the Series C Preferred has been effected, except in compliance with the applicable securities laws and regulations or pursuant to an exemption therefrom; provided, however, that nothing in this Section 5.1 shall limit the Purchaser's right to redeem the Series C Preferred for Common Stock as set forth in this Agreement or the Series C Certificate of Designation.

       (b) Such Purchaser is purchasing the Series C Preferred for investment purposes, for its own account and not with a view to, or for sale in violation of federal or state securities laws.

       (c) Such Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the purchase of the Series C Preferred pursuant to this Agreement.

       (d) The certificates representing the Series C Preferred and the shares of Common Stock issuable upon redemption of the Series C Preferred shall bear a legend evidencing such restriction on transfer substantially in the following form:

       "The securities represented by this certificate have been acquired for investment and have not been registered under the Securities Act of 1933, as amended (the "Act") or the securities laws of any state and may not be sold or transferred except pursuant to registration under the Act or an exemption therefrom."

        5.2 Authorization. The Purchaser has all requisite power and authority to execute and deliver each of the Transaction Documents and to perform its obligations hereunder and thereunder. The execution, delivery and performance of the Transaction Documents and the transactions contemplated hereby and thereby have been duly authorized by all necessary, action on the part of the Purchaser. Each Transaction Document to which it is a party has been duly and validly executed and delivered by the Purchaser and constitutes the legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

         5.3 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state, or local governmental authority on the part of the Purchaser is required in connection with the valid execution and delivery by the Purchaser of the Transaction Documents to which it is a party, or the consummation by the Purchaser of the transactions contemplated by the Transaction Documents to which it is a party, except for such filings as have been made prior to the Closing.

          5.4    Organization, Good Standing and Qualification.  The Purchaser
(i) is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to carry on its business, (iii) is duly qualified to transact business and is in good standing in all jurisdictions where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to do so would not be material to the Purchaser. The Purchaser has the power and authority and is in possession of all material franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders to (i) own, lease and operate its properties and to carry on its business as now being conducted and (ii) execute and deliver the Transaction Documents and the documents and instruments contemplated hereby and thereby and to consummate the transactions contemplated hereby.


                                SECTION 6

                     Conditions to Closing of Purchaser

     The Purchaser's obligation to purchase the Series C Preferred at the Closing is, at the option of such Purchaser, subject to the fulfillment on or prior to the Closing Date of the following conditions:

       6.1 Representations and Warranties Correct. The representations and warranties made by the Company in Section 4 hereof shall be true and correct when made, and shall be true and correct on the Closing Date with the same force and effect as if they had been made on and as of such date.

       6.2 Covenants. All covenants, agreements and conditions contained in this Agreement to be performed by the Company on or prior to the Closing Date shall have been performed or complied with in all respects.

       6.3 Opinion of Company's Counsel. The Purchaser shall have received from Swidler & Berlin, counsel to the Company, an opinion addressed to the Purchaser, dated the Closing Date, that is customary for a transaction of this type.

       6.4 No Material Adverse Change. Since the Balance Sheet Date, there shall not have occurred any events or circumstances that could reasonably be expected, individually or in the aggregate, to have a material effect on the Company or any of the Subsidiaries.

      6.5 Series C Certificate of Designation. The Series C Certificate of Designation shall have been duly adopted and executed by the Company and filed with the Secretary of State of the State of Delaware.

      6.6 State or Federal Securities Laws. All registrations, qualifications and Permits required under applicable state or federal securities laws, if any, shall have been obtained for the lawful execution, delivery and performance of this Agreement.

      6.7 Issuance of Shares. The Company shall have issued pursuant to this Agreement 700 shares of Series C Preferred, par value $.01 per share, as adjusted, and shall have delivered to the Purchaser a stock certificate or certificates representing such shares of Series C Preferred.

      6.8 Officer's Certificate. The Purchaser shall have received a certificate of the President or a Vice President of the Company to the effect that the conditions set forth in Sections 6.1, 6.2, 6.4, 6.5 and 6.6 have been met.

       6.9 CFO Certificate. The Purchaser shall have received a certificate of the Chief Financial Officer of the Company substantially in the form attached hereto as Exhibit 6.9.

       6.10 Required Consents. At or prior to the Closing, the Company shall have delivered or caused to be delivered to the Purchaser all of the Required Consents

       6.11 Corporate Documents. At or prior to the Closing, the Company shall have delivered or caused to be delivered to the Purchaser:

          (a) a certificate of the Secretary of State of the Company's state of incorporation dated not earlier than the tenth (10th) day preceding the Closing Date, to the effect that the Company is a corporation validly existing and in good standing under the laws of such state as of such date;

          (b) a certificate of the Secretary of State of each state where the Company is required to qualify to do business dated not earlier than the tenth (10th) day preceding the Closing Date, to the effect that the Company is a corporation duly licensed or qualified to do business in such state and is in good standing as a foreign corporation under the laws of such state as of such date; and

          (c) certificates of the Secretary or Assistant Secretary of the Company certifying (A) copies of the certificate of incorporation, bylaws and other governing documents of the Company as then in effect or a certification that there has been no change in such instruments since the last such certification delivered to the Purchaser pursuant to this Agreement, (B) duly enacted resolutions of the Company's board of directors in form and substance satisfactory to the Purchaser approving the Transaction Documents and authorizing officers of the Company to execute and deliver instruments required to be delivered hereunder or thereunder as a condition precedent to the Closing, and (C) specimen signatures of the officers of the Company authorized to sign such instruments.

          6.12 Origination Fee. The Company shall have tendered to the Purchaser the Origination Fee as set forth in Section 3.2.


                                   SECTION 7

                        Conditions to Closing of the Company

     The Company's obligation to issue and sell the Series C Preferred at the Closing is, at the option of the Company, subject to the fulfillment of the following conditions:

          7.1 Representations. The representations and warranties made by the Purchaser in Section 5 hereof shall be true and correct when made, and shall be true and correct on the Closing Date with the same force and effect as if they had been made on and as of such date.

          7.2 Purchase Price. The Purchaser shall have tendered to the Company the Purchase Price, as set forth in Section 3.2.

          7.3 Certificate. The Company shall have received a certificate from the Purchaser to the effect that the conditions set forth in Section 7.1 have been met.

          7.4 State or Federal Securities Laws. All registrations, qualifications and Permits required under applicable state or federal securities laws, if any, shall have been obtained for the lawful execution, delivery and performance of this Agreement.


                                  SECTION 8

                            Covenants of the Company

          8.1     Information.

          (a) Commencing on the Closing Date, the Company shall deliver to the Purchaser the information specified in this Section8.1(a) unless the Purchaser at any time specifically requests in writing that such information not be delivered to it:

               (i)          Loan Agreement Reports and Information.
Commencing on the Closing Date, the Company shall deliver to the Purchaser the same reports and other information provided to the Lender pursuant to Section 6.2(a) - (g) of the Loan Agreement; provided, however, that in the event such provisions of the Loan Agreement are from time to time amended, modified or changed after the Closing Date, Purchaser shall have the right at its option to either (i) continue to receive such reports and information as such sections of the Loan Agreement provide for as of the Closing Date, or (ii) receive such reports and information as such sections of the Loan Agreement provide for following such amendment, modification or change.

               (ii) Other Information. From time to time, and promptly, such additional information regarding results of operations, financial condition or business of the Company and its Subsidiaries, including without limitation, cash flow analysis, stockholder equity, projections, minutes of any meetings of the Board of Directors and any information that may be distributed or made available to the Board of Directors, as the Purchaser may reasonably request.

          (b) Commencing on October 1, 1998, the Company shall deliver to the Purchaser the information specified in this Section 8.1(b) unless the Purchaser at any time specifically requests in writing that such information not be delivered to it:

               (i) Material Litigation. Within ten (10) days after the Company learns of the commencement or written threat of commencement of any litigation or proceeding against the Company, any of its Subsidiaries or any of their respective assets that could reasonably be expected to have a material effect on the Company or any of the Subsidiaries, written notice of the nature and extent of such litigation or proceeding.

               (ii) Material Agreements. Within five (5) days after the expiration of the applicable cure period, if any, or if no such cure period exists within ten (10) days after the receipt by the Company of written notice of a default by the Company or any of its Subsidiaries under any material contract, agreement or document to which any of them are a party or by which any of them are bound, written notice of the nature and extent of such default.

          8.2     Regulatory Matters.  Each of the Company and Purchaser will
(i) make on a prompt and timely basis all governmental or regulatory notifications, filings or submissions, as necessary for the consummation of the transactions contemplated hereby, including any filings required pursuant to the Hart-Scott-Rodino Antitrust Act, if required, (ii) use all reasonable efforts to cooperate with the other and its representatives in (A) determining which notifications, filings and submissions are required to be made prior to the Closing Date with, and which consents, approvals, permits or authorizations are required to he obtained prior to the Closing Date from, any governmental authority in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and
(B) timely making of all such notifications, filings or submissions and timely seeking all such consents, approvals, permits or authorizations, and (iii) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other reasonable things necessary or appropriate to consummate the transactions contemplated by this Agreement. The Purchaser shall have no obligation to expend any funds in connection with the action to be taken by the Company pursuant to this section.

           8.3 Access. From time to time and upon the written request of the Purchaser, the Company shall promptly afford the Purchaser and its accountants, counsel and other representatives, full access during normal business hours to all of its properties, books, contracts, commitments and records, permit them to copy or make extracts therefrom, and the Company shall furnish promptly to Purchaser all information concerning its business, properties and personnel as Purchaser may reasonably request; provided, however, that no investigation pursuant to this Section 8.3 shall affect any representations or warranties of either party hereunder.

        8.4 Confidentiality. From and after the date of this Agreement, each of the Company and Purchaser agree to hold, and will cause its Subsidiaries, employees, agents and representatives to hold, in confidence, unless compelled to disclose by judicial or administrative process or, in the written opinion of their counsel, by other requirements of law, information furnished by the Company, on the one hand, to Purchaser and information furnished by Purchaser, on the other hand, to the Company in connection with the transactions contemplated by this Agreement, and each of such persons agree that they shall not release or disclose such information to any other person, except their respective officers, directors, partners, employees, auditors, attorneys, financial advisors and other consultants, advisors and representatives who need to know such information and who have been informed of the confidential nature of such information and have been directed to treat such information as confidential, and except that Purchaser shall have the right to disclose such information to any of its investors or other equity holders, or to any of its potential investors or equity holders as long as the same have been informed of the confidential nature of such information and have been directed to treat such information as confidential. The foregoing provisions of this Section 8.4 shall not apply to any such information which
(i) becomes generally available to the public other than as a result of a disclosure by any person bound hereunder, (ii) was available to a person bound hereunder on a non-confidential basis prior to its disclosure hereunder, or
(iii) becomes available to any person bound hereunder on a non-confidential basis by virtue of the disclosure thereof by a source other than the party providing such information in reliance upon the protection of confidentiality reposed hereby.

          8.5 Publicity. Except as may be required by law, the Company shall not use the name of, or make reference to, the Purchaser or any of its Affiliates in any press release or in any public manner without the Purchaser's prior written consent.

          8.6 IRC Section 1202. The Company shall use reasonable efforts to comply with Section 1202(c) of the Code and shall make all filings required under Section 1202(D)(1)(c) of the Code and any related treasury regulations.

          8.7 Reservation of Common Stock. The Company will at all times have authorized, and reserve and keep available, free from preemptive rights, for the purpose of enabling it to satisfy any obligation to issue Common Stock upon a redemption of the Series C Preferred, the number of shares of Common Stock deliverable upon redemption of all outstanding shares of Series C Preferred.

          8.8 Registration Rights. Prior to consummating an initial public offering of capital stock of the Company, the Company will use its best efforts to terminate the existing registration rights agreements relating to the Company's securities and to enter into a new registration rights agreement which grants to the Purchaser (i) at least one demand registration right which is at least as favorable as the most favorable demand registration right granted to any other holder of securities of the Corporation, and (ii) piggyback, cutback and other registration rights at least as favorable as, and ranking at least pari passu in priority with, the most favorable piggyback, cutback and other registration rights granted to any other holder of securities of the Corporation; provided, however, that in the event the Company has not entered into such new registration rights agreement within one year following the filing of the Series C Certificate of Designation and the Series C Preferred has not been redeemed in full within such period, the events of noncompliance provisions set forth in the Series C Certificate of Designation shall apply.

          8.9 Loan Agreement Provisions. The Company shall not, without the prior written consent of the Purchaser, which consent may be withheld at the Purchaser's sole discretion:

          (i) amend, modify, add to or otherwise change any of the provisions in Section 8.5 of the Loan Agreement relating to the redemption of, or payment of dividends on, the Series C Preferred; or

          (ii) agree to any full or partial refinancing or replacement of the Loan Agreement unless such refinancing or replacement permits the redemption of, and payment of dividends on, the Series C Preferred in accordance with Section 8.5 of the Loan Agreement as in effect on the date hereof.


                              SECTION 9

                            Miscellaneous

          9.1 Amendment; Waiver. Neither this Agreement nor any provision hereof may be amended, modified, supplemented or waived, except by a written instrument executed by (i) the Company and (ii) the Purchaser.

          9.2 Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if in writing and delivered in Person, transmitted by facsimile transmission (fax) or sent by registered or certified mail (return receipt requested) or recognized overnight delivery service, postage pre-paid, addressed as follows, or to such other address has such party may notify to the other parties in writing:

     if to the Company:

               IT Partners, Inc.
               9881 Broken Land Parkway
               Columbia, Maryland
               Attn: President
               Telephone No.:  (410) 309-9800
               Facsimile No.:   (410) 309-9801
               with a copy to:

               Swidler & Berlin, Chartered
               3000 K Street, N.W., Suite 300
               Washington, D.C.  20007-5116
               Attn:  Andrew M. Ray, Esq.
               Telephone No.:  (202) 424-7585
               Facsimile No.:  (202) 424-7645

     if to the Purchaser:

               c/o FBR Business Development Capital
               Potomac Tower
               1001 Nineteenth Street North
               18th Floor
               Arlington, Virginia  22209
               Attn:  Ronald G. Hodge II
               Telephone No.: (703) 469-1314
               Facsimile No.: (703) 469-1012

               with a copy to:

               Wilmer, Cutler & Pickering
               100 Light Street
               Baltimore, Maryland 21202
               Attn: George P. Stamas, Esq.
               Telephone No.: 410-986-2800
               Facsimile No.: 410-986-2828

A notice or communication will be effective (i) if delivered in Person or by overnight courier, on the business day it is delivered, (ii) if transmitted by telecopier, on the business day of actual confirmed receipt by the addressee thereof, and (iii) if sent by registered or certified mail, three (3) business days after dispatch.

          9.3 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

          9.4 Successors and Assigns. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors and permitted assigns of the parties hereto. No party hereto may assign its rights or delegate its obligations under this Agreement without the prior written consent of the other parties hereto; provided, however, that all or any part of the shares of the Series C Preferred may be transferred, sold, assigned or otherwise disposed at the sole discretion of Purchaser and without the consent of the Company.

          9.5 Survival of Representations, Warranties and Covenants. All representations and warranties made in, pursuant to or in connection with any of the Transaction Documents shall survive the execution and delivery of the Transaction Documents, any investigation at any time made by or on behalf of the Purchaser, and the sale and purchase of the Series C Preferred and payment therefor for a period of three (3) years; provided, however, that the representations and warranties made in Sections 4.16 (Environmental), 4.19 (Benefits) and 4.20 (Taxes) shall survive the applicable statutory period of limitations with respect to any liabilities covered thereby; provided further, that notwithstanding the foregoing, all representations and warranties made in, pursuant to or in connection with any of the Transaction Documents shall terminate upon the closing of a Qualified Initial Public Offering. Unless otherwise provided in this Agreement, the covenants made pursuant to the Transaction Documents shall survive and remain in force until no shares of Series C Preferred remain issued and outstanding.

          9.6 Entire Agreement. This Agreement and the other documents delivered pursuant hereto, including without limitation the Transaction Documents, constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof and thereof and supersede and cancel all prior representations, alleged warranties, statements, negotiations, undertakings, letters, acceptances, understandings, contracts and communications, whether verbal or written, among the parties hereto and thereto or their respective agents with respect to or in connection with the subject matter hereof.

          9.7 Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to principles of conflict of laws.

          9.8 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, with the same effect as if all parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

          9.9 Costs and Expenses. Promptly after the Closing, the Company shall pay the reasonable fees and disbursements incurred by the Purchaser (including without limitation reasonable attorneys' and consultants' fees) in connection with this Agreement and the transactions contemplated hereunder;
 provided, however, that the Company's aggregate payment obligations under this Section 9.9 shall not exceed $15,000; provided further, that the parties shall bear their own costs and expenses if the Closing hereunder fails to take place.

          9.10 No Third-Party Beneficiaries. Nothing in this Agreement will confer any third party beneficiary or other rights upon any Person (specifically including any employees of the Company and its Subsidiaries) or entity that is not a party to this Agreement.

          9.11          Indemnification.     From and after the Closing Date,
the Company shall indemnify, defend and hold Purchaser, its directors, officers and Affiliates (each an "Indemnified Party" and collectively, the "Indemnified Parties") harmless from and against any and all claims, losses, liabilities, damages, costs and expenses (including reasonable attorney's fees) (collectively, "Losses") that may be suffered or incurred by, or asserted against, the Indemnified Parties, arising from or related to, directly or indirectly:

          (a) any breach of any representation or warranty of the Company or any Subsidiary set forth in any of the Transaction Documents (including without limitation any schedule or certificate delivered by or on behalf of the Company or any Subsidiary pursuant hereto or thereto); or

          (b) any nonfulfillment of any covenant or agreement on the part of the Company or any Subsidiary in any of the Transaction Documents; and

          (c)     any and all Losses incident to any of the foregoing.

          9.12.     Survival.  The rights to indemnification under Section
9.11 shall apply only to those claims for indemnification which are delivered pursuant hereto on or before the expiration of the relevant representation, warranty, or covenant to which such claim relates, as set forth in Section 9.5.

          9.13     Indemnification Procedure.

          (a) An Indemnified Party shall give written notice to the Company of any claim with respect to which it seeks indemnification within ten
(10) days after the discovery by such parties of any matters giving arise to a claim for indemnification pursuant to Section 9.11; provided that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Company of its obligations under this Section 9.13, except to the extent that the Company is actually prejudiced by such failure to give notice. In case any such action or claim is brought against any Indemnified Party, the Company shall be entitled to participate in and, unless in the reasonable good faith judgment of the Indemnified Party a conflict of interest between such Indemnified Party and the Company may exist in respect of such action or claim, to assume the defense thereof, with counsel satisfactory to the Indemnified Party and after notice from the Company to the Indemnified Party of its election so to assume the defense thereof, the Company shall not be liable to such Indemnified Party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof other than reasonable costs of investigation. In any event, unless and until the Company elects in writing to assume and does so assume the defense of any such action or claim the Indemnified Party's costs and expenses arising out of the defense, settlement or compromise of any such action or claim shall be Losses subject to indemnification hereunder. If the Company elects to defend any such action or claim, then the Indemnified Party shall be entitled to participate in such defense with counsel of its choice at its sole cost and expense. The Company shall not be liable for any settlement of any action or claim effected without its written consent. Anything in this Section 9.13 to the contrary notwithstanding, the Company shall not, without the Indemnified Party's prior written consent, settle or compromise any claim or consent to entry of any judgment in respect thereof that imposes any future obligation on the Indemnified Party or that does not include, as an unconditional term thereof, the giving by the claimant or the plaintiff to the Indemnified Party, a release from all liability in respect of such claim.

          9.14 Maximum Liability. The maximum liability of each of the Company and the Purchaser, respectively, under this Section 9 shall be equal to the Purchase Price.






                   [Remainder of Page Intentionally Left Blank]

                       12% SERIES C SENIOR REDEEMABLE PREFERRED STOCK
                           PURCHASE AGREEMENT SIGNATURE PAGE


     IN WITNESS WHEREOF, the Company and the Purchaser have caused this Agreement to be executed effective as of the date first above written.

THE COMPANY:

                    IT PARTNERS, INC.


                    By: /s/ Jamie E. Blech
                       --------------------
                       Name:  Jamie Blech
                       Title:    President and Secretary


PURCHASER:

          FBR BUSINESS DEVELOPMENT CAPITAL


                    By: /s/ Ronald G. Hodge II
                       -----------------------
                       Name:  Ronald G. Hodge II
                       Title:    President and Chief Executive Officer